[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.15

SECOND AMENDED AND RESTATED LICENSING AGREEMENT

This Second Amended and Restated License Agreement (“Agreement”) is entered into effective December 30, 2010 (“Effective Date”) by and between Amunix Operating, Inc. (“Licensor”), a Delaware corporation, and Versartis, Inc. (“Licensee”), a Delaware corporation.

WHEREAS:

Amunix, Inc. (“Amunix”) and Licensee are parties to a certain Licensing Agreement dated as of December 29, 2008 (the “Original License”); and

Amunix and Licensor are parties to a certain Assignment Agreement dated as of July 15, 2010, (the “Assignment”) pursuant to which Amunix assigned to Licensor all of Amunix’s rights and obligations under the Original License and Licensor, with the consent of Licensee and subject to the guarantee by Licensor of all of Amunix’s obligations under the Original License, accepted such assignment; and

Licensor and Licensee are parties to a certain Amended and Restated Licensing Agreement dated as of July 15, 2010 (the “First Amendment”) pursuant to which the provisions of the Original License were amended and restated, terminating the Original License; and

Licensee has entered into a certain Asset Sale Agreement dated as of December __, 2010 (the “Asset Agreement) with Diartis Pharmaceuticals, Inc. (“Diartis”) pursuant to which Licensee will sell to Diartis, and Diartis will purchase from Licensee, certain assets of Licensee including, without limitation, rights with respect to a Covered Product (as defined below) and an additional Selected Target (as defined below) and an alternative Selected Target (as defined below); and

Licensor and Licensee wish to amend and restate the First Amendment so as to delete from the grant of rights set forth therein certain rights that will be relinquished by Licensee in favor of Diartis, while reflecting those rights in a direct agreement to be entered into between Licensor and Diartis, and to terminate the First Amendment, effective upon the Effective Date, after which the rights granted by Licensor to Licensee in this Agreement and the rights granted by Licensor in the direct agreement between Licensor and Diartis of even date herewith, read together, will reflect the same scope of rights as those set forth in the First Amendment.

NOW, THEREFORE, for good and valuable consideration, Licensor and Licensee agree as follows:

1. Definitions.

1.1 “Acquirer” means the successor corporation of Licensee following any Acquisition or the acquirer of all or substantially all of Licensee’s assets with respect to any Covered Product; Marketed Product or Selected Target.

1.2 “Acquisition” means any merger or consolidation of Licensee with any other entity following which the stockholders of Licensee do not own, by virtue of the exchange of their shares of Licensee before such transaction, at least a majority of the voting power of the surviving corporation (or its parent) following such transaction, or the acquirer of all or substantially all of the assets of Licensee with respect to any Covered Product, Marketed Product or Selected Target.

1.3 “Additional Marketed Products” means any two Marketed Products developed by Licensee or any Licensee sub-licensee after the first two Marketed Products.

1.4 “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with Licensee. For the purpose of this definition, “control” shall mean the direct or indirect beneficial ownership of more than 50 percent of the stock or equity of such entity entitled to vote in the election, of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or more than 50 percent interest in the income of such entity, provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of 50 percent of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.5 “Commercially Reasonable Efforts” means, with respect to any Covered Product or Marketed Product derived from an additional Selected Target (described in Section 2.5), those efforts and resources used by a biotechnology company that is similarly situated to Licensee with respect to a product owned or controlled by such company, or to which such company has similar rights, which product is of similar market potential and is at a similar stage in its development or life as is such Covered Product or Marketed Product.

1.6 “Covered Product” means a specific composition of matter that: (a) consists of a specific set of modifications of a single Selected Target, including without limitations deletions, substitutions, fusions or fragments of such Selected Target to which an rPEG molecule has been attached, (b) is created using the rPEG Licensed IP, and (iii) is selected by Licensee for clinical development by Licensee or a sub-licensee of Licensee.

1.7 “IND” shall mean an Investigational New Drug Application as defined in the United States Food Drug and Cosmetic Act and related regulations or an equivalent foreign filing.

1.8 “Initial Marketed Products” means the first two Marketed Products for which Licensee or a Licensee sub-licensee: (a) has filed for or otherwise obtained Regulatory Approval or (b) has begun marketing in any jurisdiction.

1.9 “Know-how” means all information: (i) possessed or controlled by Licensor as of the Effective Date or at any time during the term of this Agreement, (ii) relating to the application of the rPEG Technology to the Covered Products and/or Marketed Products (including, without limitation, the manufacture or testing of a Covered Product or a Marketed Product) and (iii) that is or may be relevant or useful to Licensee’s exercise of its rights and licenses under this Agreement, including, without limitation, technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

processes, machines, manufactures, compositions of matter; improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patented or patentable) in written, electronic or any other form.

1.10 “Licensed Patents” means (i) those United States and international patents and applications listed on Attachment A attached hereto, which shall be updated from time to time by Licensor, (ii) any other patents or patent applications owned or controlled by Licensor on the Effective Date or at any time during the term of this Agreement that contain a Valid Claim which would be infringed by the making, use, sale, offer for sale, or import of a Covered Product or Marketed Product in the absence of a license under this Agreement, (iii) any and all applications related to any of the foregoing, including, without limitation, any continuations, continuations in part and divisions; (iv) and any patents issuing from any of the foregoing including, without limitation, reissues, registrations, reexamination certificates and extensions, as well as any patent applications and patents claiming a priority to any of the foregoing, and exclusivity periods and the like of any such patents and patent applications, and (v) any and all foreign counterparts related to any of the foregoing or any subject matter thereof.

1.11 “Marketed Product” means a Covered Product for which Licensee or a Licensee sub-licensee (a) has filed for or otherwise obtained Regulatory Approval or (b) has begun marketing in any jurisdiction.

1.12 “Net Sales” means the amount actually received by Licensee and its sub-licensees for sales of a Marketed Product to non-Affiliates, exclusive of the following to the extent specifically related to the Marketed Product and incurred by the Licensee or its sub-licensees or otherwise paid for or accrued by the Licensee or its sub-licensees on a consistent basis in accordance with generally accepted accounting principles: [*].

1.13 “Regulatory Approval” means any technical, medical and scientific license, registration, authorization or approval (including, without limitation, any approval of an NDA or BLA or foreign counterpart, supplement or amendment, pre- and post- approval, pricing approval, or labeling approval) of any national, supra-national regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Marketed Product in a regulatory jurisdiction.

1.14 “Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Marketed Product for use in one or more therapeutic indications in a regulatory jurisdiction.

1.15 “Regulatory Authority” shall mean any national (e.g., the U.S. Food and Drug Administration), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for a Marketed Product.

1.16 “Replacement Marketed Product” means a Covered Product that is designated by Licensee as a replacement for a Marketed Product as provided in Section 2.6(b), below.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.17 “rPEG” means any polypeptide that: (a) is not a Target, (b) is a polypeptide referred to in the Licensed Patents as “Recombinant PEG” (“rPEG”), “unstructured recombinant polymer” (“URP”), “accessory polypeptide,” or “extended recombinant polypeptide” (“XTEN”),

1.18 “rPEG Technology” means all materials, know-how, and other proprietary technology in any way relating to rPEG, Targets to which an rPEG molecule has been attached, and methods to make and use rPEG and attached Targets that are covered by one or more Valid Claims.

1.19 “rPEG Licensed IP” means collectively: (a) the Licensed Patents to the extent the claims therein cover the rPEG Technology and (b) Know-how.

1.20 “Selected Target” means a Target that Licensee has selected pursuant to the Original License or pursuant to Section 2.5 or 2.6, below, for the development of Covered Products and, if applicable, Marketed Products.

1.21 “Target” means any human protein or human peptide with a specified biological activity (e.g., agonist or antagonist) that is not a scaffold for the generation of multiple molecules with different binding properties.

1.22 “Valid Claim” shall mean: (a) a claim of an issued patent within the Licensed Patents which has not expired and which has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, or which has not been admitted to be invalid through reissue, reexamination, disclaimer or otherwise; or (b) any claim of a pending patent application within the Licensed Patents unless such application has been pending for more than [*] years.

Any term not defined in this Section 1 shall have the meaning ascribed to it below.

2. Target Options; Inventions; License.

2.1 Selection and Option. The parties acknowledge that, pursuant to Section 2.1 of the Original License, Licensee has timely identified those [*] Targets (i.e. [*], human growth hormone agonist, [*]) and selected those [*] Selected Targets (i.e. [*], human growth hormone agonist [*]) of which Licensee is retaining under this Agreement two Selected Targets (i.e. human growth hormone agonist and [*]). Each Selected Target will be subject to the exclusivity granted in Section 2.6(d) below.

2.2 New Inventions. During the Term, Amunix, Licensor, and Licensee shall each promptly disclose to the other parties all new inventions that claim rPEG as a composition of matter, a novel use of rPEG, or a combination of a Target and rPEG as a composition of matter or a novel use of such combination (collectively “New Inventions”); provided, however, that “New Inventions” shall not include: (i) inventions excluded by virtue of a written agreement between the parties, (ii) inventions that [*], and (iii) inventions that [*]. Each party agrees to supply to the other party a copy of any invention disclosure related to each New Invention. For

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

clarity, such obligation to disclose New Inventions will not apply [*] (including, without limitation, [*]).

2.3 Assignment. During the Term, all New Inventions and all intellectual property rights therein, whether conceived by one party or jointly, shall be assigned to Licensor. Licensee agrees to execute such further documents and instruments and to take such further actions as may be reasonably necessary to assign all right, title and interest in and to the New Inventions, if any, to Licensor. For clarity, such obligation to assign will not apply to any invention [*] (including, without limitation, [*]).

2.4 Additional Selected Targets. Subject to the payment obligation set forth in Section 3.3, below, at any time prior to [*], Licensee shall have the option, by notice to Licensor selecting such Target(s) and specifying the biological activity of each such Target, of including in this Agreement, as additional Selected Targets, up to [*] additional Targets; provided that: (a) with respect to any such proposed Target, Licensor is not, at the time such proposed Target is selected by Licensee, in active, bona fide discussions, pursuant to an executed nondisclosure agreement (“Third Party Discussions”) for, and such proposed Target is not otherwise the subject of a license, development or commercialization agreement involving the right to use of the rPEG Technology to develop products based on such proposed Target (a “Third Party Agreement”), and (b) with, the exception of [*], Licensor has devoted the equivalent of at least [*] full time equivalent personnel towards the application of the rPEG Technology with respect to such Target, in which case the selection of such proposed Target may, at Licensor’s sole discretion, be rejected by Licensor. In addition, Licensor shall have the right to reserve for itself or for work with third parties up to [*] Targets, which Targets will not be available for selection hereunder; provided, however, that Licensor shall provide Licensee with at least [*] written prior notice of each such Target before such proposed Target shall be deemed to have been reserved for Licensor. If Licensee selects a Target with respect to which Licensor is in Third Party Discussions but not a Third Party Agreement at the time of selection, such proposed Target shall again be available for license under this Agreement unless Licensor enters into a Third Party Agreement or receives a bona fide offer in writing to pay at least [*] for an option to engage in such licensing (a “Third Party Option Offer”) for use of the rPEG Licensed IP with respect to the applicable Target within [*] after the date of selection by Licensee. Further, with respect to any such proposed Target for which Licensor has received a Third Party Option Offer, if, within [*] from the inception of such discussions, Licensor and such third party do not enter into a Third Party Agreement for use of the rPEG Licensed IP with respect to the applicable Target, then the Target shall again become available for license under this Agreement. In no event shall this Agreement apply to more than [*] Selected Targets (i.e., two Selected Targets and [*] additional Selected Targets, [*] of which may be replaced by [*] alternative Selected Targets) and no more than four Marketed Products (i.e. any combination of Marketed Products and Replacement Marketed Products).

2.5 Alternative Targets. At any time before [*], Licensee shall have the right to replace an existing Selected Target with another Target, subject to the same terms applicable to the selection of additional Selected Targets in Section 2.4, above. Any such replacement shall be effective upon Licensee’s provision of written notice to Licensor, subject to the availability of such Target and any applicable notice or waiting periods set forth in Section 2.4. Upon such exchange the newly identified Target shall be deemed a Selected Target and the Selected Target

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

for which it was exchanged shall no longer be a Target or a Selected Target and all rights related thereto shall revert to Licensor.

2.6 Exclusivity and Licenses.

(a) Grant of Rights. Licensee is hereby granted a worldwide, exclusive, irrevocable (except as set forth in Section 5.2, below), sub-licensable right and license under the rPEG Licensed IP to make, have made and use Covered Products and to make, have made, use, sell, offer for sale, import, and otherwise fully exploit up to four specific Marketed Products. For purposes of clarification, Licensee shall not have any rights to the rPEG Licensed IP except as set forth in this Section 2.6.and in each case subject to Section 2.8, below. The foregoing grant of rights shall be subject to: (i) the retained rights of the U.S. Government under 35 U.S.C. §200 et seq. and 37 C.F.R. §401, if any, and (ii) an obligation under 35 U.S.C. §204, if applicable, that Covered Products and Marketed Products be manufactured substantially in the United States, unless Licensee obtains a waiver from the appropriate federal agency.

(b) Replacement Marketed Product. At any time during the term of this Agreement, Licensee shall have the right to replace any Marketed Product with a Replacement Marketed Product (for up to [*] such Replacement Marketed Products); provided that: (i) Licensee shall give Licensor written notice of the selection of such Replacement Marketed Product at least [*] with respect to each such Replacement Marketed Product; (ii) the Replacement Marketed Product may not be sold or marketed concurrently with the Marketed Product which it replaces for a period of more than [*], (iii) the Replacement Marketed Product [*] and [*] the Marketed Product it replaces; (iv) [*] the Replacement Marketed Product [*] the Marketed Product it replaces [*]; and (v) [*] Replacement Marketed Product [*] the Marketed Product it replaces [*].

(c) Know-how. Following the selection of a Target, subject to the provisions of Section 6, below, at Licensee’s reasonable request, Licensor will promptly disclose and provide to Licensee (on a continuing basis) all available Know-how with respect to the resulting Covered Product and/or Marketed Product; provided that Licensee may not use such Know-how for any purpose other than the exercise of rights granted hereunder.

(d) Marketed Product and Selected Target Exclusivity. During the term of this Agreement Licensor shall not, unless requested by Licensee, use the rPEG Licensed IP, nor shall it grant any third party any right under the rPEG Licensed IP, to research, develop, make, have made, use, sell, offer for sale, import or otherwise exploit any product or service that constitutes a Marketed Product or Selected Target or is derived from a Selected Target and has the same biological activity or that is otherwise based on or, derived from any Marketed Product or Selected Target.

2.7 Regulatory Approvals. Licensee or a Licensee sub-licensee or an Acquirer (“Applicant Party”) shall file, in its own name, all applications for Regulatory Approvals. Applicant Party shall have the sole responsibility for communicating with any Regulatory Authority regarding any Regulatory Approval Application or any Regulatory Approval once granted. Applicant Party shall be responsible for filing all reports required to be filed in order to maintain, any Regulatory Approvals granted for Products anywhere in the world. If requested by Applicant Party, Licensor shall, at Applicant Party’s expense, provide Licensee with all

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reasonably requested assistance with respect to any regulatory filing (or related activities) in connection with the Marketed Products. With respect to Applicant Party’s activities hereunder, Licensee shall be solely responsible for adverse drug experience reports, literature review and associated reports; adverse drug experience follow-up reports; preparation and submission of all safety reports to the Regulatory Authorities as required; maintaining the global safety database; all interactions with Regulatory Authorities; periodic submissions; risk management; safety monitoring and detection and safety measures (e.g., clinical holds, restriction on distribution).

2.8 Limited License. During the term of this Agreement, Licensee shall not research, develop, make, have made, use, sell, transfer, offer for sale, import or otherwise exploit any materials or products that incorporate Know-How or that would infringe a Valid Claim other than as expressly authorized herein. In addition, notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall the rights granted in this Agreement include the right to make, have made, use, sell or import individual rPEG molecules covered by a Valid Claim apart from the manufacture and development of Covered Products and Marketed Products.

2.9 Sublicensing Limitation. Subject to the exclusions set forth in Section 2.3, above, any sub-license granted by Licensee pursuant to this Section 2 shall require the sub-licensee to comply with all of Licensee’s obligations under this Agreement. Licensee shall promptly notify Licensor of the grant of each sublicense and the particulars on each Sub-licensee.

3. Consideration/Royalties.

3.1 Royalty. Subject to the terms of this Agreement, Licensee shall pay to Licensor the following royalties

(a) with respect to the Initial Marketed Products, one percent (1%) of the Net Sales;

(b) with respect to any Additional Marketed Products, [*] of the Net Sales; and

(c) with respect to any Replacement Marketed Products, [*] of the Net Sales.

3.2 Payment.

(a) Accrued royalties are payable quarterly, within [*] of the end of the applicable quarter, and shall be accompanied by a royalty report containing the following information on a product-by-product and country by country basis (a) the gross amounts received for sales of each Marketed Product, (b) the basis for any adjustments to such amounts used to calculate. Net Sales, and (c) the royalty due hereunder for the sale of each Marketed Product. Payments will be made in U.S. dollars with currency conversion determined in the manner used by Licensee for its financial accounting purposes, consistently applied.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) All payments under this Agreement shall be made in full without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Licensee is so required to deduct or withhold, Licensee will (a) promptly notify Licensor of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Licensor, and (c) promptly forward to Licensor an official receipt (or certified copy) or other documentation reasonably acceptable to Licensor evidencing such payment to such authorities.

(c) If Licensee fails to pay any payment due under this Agreement within [*] of the date such payment is due, as provided in this Agreement, such late payment shall bear interest (unless such payment is disputed in good faith), to the extent permitted by applicable law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the parties agree.

3.3 Additional Target Consideration.

(a) For each Selected Target selected by Licensee in writing pursuant to Sections 2.4 and 2.5, Licensee will pay to Licensor (at Licensee’s option): (i) US$[*] or the equivalent thereof in Licensee stock (“Consideration Stock”) and (ii) US$[*], or the equivalent thereof in Consideration Stock after Licensor demonstrates to the reasonable satisfaction of Licensee that both: (x) [*] of a Covered Product for such Additional Target, and (y) [*] of a Covered Product for such Additional Target support the development of a product that can be commercialized. Each payment due pursuant to Section 3.3(a)(i) shall be made by the transfer of funds to the account of the Licensor set out below or by the issuance to Licensor of the Consideration Stock, within [*] of the notification by the Licensee to the Licensor of the exercise for the inclusion hereunder of any Additional Target. Each payment due pursuant to Section 3.3(a)(ii) shall be made within [*] following the occurrence of both (x) and (y). If such payments are made in Consideration Stock, the value of such shares shall be determined by the methodology for valuing Proceeds set forth in Article IV (B), Section 2(d)(ii) of Licensee’s Restated Certificate of Incorporation; provided that if Licensor disputes such valuation, the matter will be submitted to a mutually agreeable third party for resolution. The fees and’ expenses of such third party shall be borne by Licensor unless the third-party determines that the value of such shares differs from the valuation determined by the Company’s Board of Directors by more than [*], in which case such fees and expenses shall be borne by Licensee.

(b) With respect to each Replacement Marketed Product (as referenced in Section 2.7(b), above), Licensee shall pay Licensor: (i) US[*] within [*] from Licensee selection (in writing to Licensor) of the applicable product, and (ii) milestone payments according to the following schedule with respect to each Replacement Marketed Product:

(i) $[*] upon [*];

(ii) $[*] upon [*];

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) $[*] upon [*];

(iv) $[*] upon [*]; and

(v) $[*] upon [*].

(c) Licensee agrees to promptly notify Licensor of its achievement of each event set forth in this Section 3.3. All payments under this Section 3.3 shall be non-refundable and non-creditable and shall be made by wire transfer to such account as is designated by Licensor in writing.

3.4 Record Keeping. Licensee shall keep accurate books and accounts of record in connection with the sale of Products, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Licensee shall maintain such records for a period of at least three years after the end of the calendar year in which they were generated.

3.5 Audits. Upon [*] prior written notice from Licensor, but no more than [*], Licensee shall permit Licensor (through independent auditors reasonably acceptable to Licensee) to examine, at Licensor’s sole expense, the relevant books and records of Licensee and Licensee’s sub-licensees as may be reasonably necessary to verify the accuracy of the reports submitted by Licensee in accordance with Section 3.1 and the payment of royalties hereunder. Licensor or its auditor shall be provided access to such books and records at Licensee’s and sub-licensee facility(ies) where such books and records are normally kept and such examination shall be conducted during Licensee’s and sub-licensee’s normal business’ hours. If such audit concludes that additional royalties were due to Licensor, Licensee shall pay to Licensor the additional royalties within [*] of the date Licensee receives the written report so concluding. If such underpayment exceeds [*] of the royalties that were to be paid to Licensor, Licensee also shall reimburse Licensor for the out-of-pocket expenses incurred in conducting the audit. If such accounting firm concludes that Licensee overpaid royalties to Licensor, Licensor within [*] of the date receives such account’s report so concluding will refund such overpayments to Licensee. All information obtained through any audits under this Section 3.5 shall be Licensee’s Confidential Information (as defined below).

4. Patent Prosecution and Enforcement.

4.1 Prosecution.

(a) Control. For purposes of this Section, the party controlling the filing, prosecution and maintenance of the Licensed Patent shall be the “Prosecuting Party.” Licensor shall have the right to act as the Prosecuting Party with respect to the Licensed Patents. Notwithstanding the foregoing, if Licensor determines to abandon a Licensed Patent, it will give Licensee such advance written notice of such determination as is reasonably practicable. In such event, Licensee may, by written notice to Licensor, elect to continue the prosecution and maintenance of the Licensed Patents abandoned by Licensor, at Licensee’s sole expense.

(b) Cooperation. The other party agrees to cooperate with Prosecuting Party in the prosecution and maintenance of the Licensed Patents, by disclosing such information

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

as may be necessary and by promptly executing such documents as the Prosecuting Party may reasonably request to effect such efforts. The Prosecuting Party shall provide the other party, upon request, with copies of all official actions and other communications received by the Prosecuting Party or its patent counsel, or submitted by the Prosecuting Party or its patent counsel, from or to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Licensed Patents.

(c) Filing, Prosecution and Maintenance Costs. Licensee will reimburse the Licensor for: (i) [*] percent of the reasonable filing, prosecution and maintenance costs with respect to Licensed Patents that are generally applicable to the rPEG Technology or Covered Products and (ii) 100 percent of the reasonable filing, prosecution and maintenance costs with respect to Licensed Patents that are primarily applicable to the Covered Products. Whether Licensed Patents are “generally” or “primarily” applicable to a Covered Product shall be mutually determined by the parties reasonably and in good faith. All reimbursements under this Subsection shall be made within [*] from receipt of invoice setting forth in reasonable detail the services provided.

4.2 Infringement. Licensee shall have the first right to prosecute and control (at its own expense) any action for infringement of any of the Licensed Patents during the term of this Agreement if such infringement relates to any product that competes with (or if marketed would compete with) a Marketed Product and any claim within a Licensed Patent that covers or otherwise relates to such Marketed Product (or the manufacture, use, sale or other exploitation thereof). Each party agrees to notify the other party promptly of any infringement of a Licensed Patent (within the above scope) of which such party is or becomes aware. If Licensee elects to commence such an action, Licensor shall cooperate fully with Licensee including, without limitation, being joined as a party upon Licensee’s request. Licensor shall have the right to consult with Licensee and to participate in and be represented by counsel in such litigation at its own expense. Recoveries from such action shall first be applied to reimburse Licensee and Licensor, pro rata, for litigation fees and expenses. Licensor shall receive from the remaining portion of the recovery an amount equal to [*].

If, after the expiration of the [*] period following Licensee’s receipt of notice of the third party infringement described in the first sentence of this Section 4.2 (or, if earlier, the date upon which Licensee provides written notice that it does not plan to bring suit), Licensee has not obtained a discontinuance of infringement described in the first sentence above, settled the matter with the infringer, or filed suit against the third party infringer, then Licensor shall have the right, but not the obligation, to bring suit against such third party infringer, provided that Licensor shall bear all expenses of such suit Licensee will cooperate with Licensor in any such suit for infringement including, without limitation, being joined as’ a party upon request; and shall have the right to consult with Licensor and to participate in and be represented by independent counsel in such litigation at its own expense. Recoveries from such action shall first be applied to reimburse Licensor and Licensee for litigation fees and expenses and any then paid to Licensor.

Neither party shall have the right to settle any patent infringement litigation under this Section 4.2 in a manner that diminishes the intellectual property’ rights of the other party without the prior written consent of such other party, such consent not to be unreasonably withheld or delayed. With respect to all other infringement actions with respect to the Licensed

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Patents, Licensor shall have the right to prosecute and control such actions (and will retain all recoveries).

4.3 Patent Certifications. Each party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to 21 U.S.C. §355(b)(2)(A) or §355(j)(2)(A)(vii) (or any amendment or successor statute thereto), any similar statutory or regulatory, requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country claiming that, a Licensed Patent covering any Covered Product is invalid or that infringement will not arise from the research, development, manufacture, use or commercialization of a product that would compete with a Covered Product by a third party. Upon the giving or receipt of such notice, such third party shall be deemed an infringer of such Licensed Patent and the prosecution of any litigation claims against such third party shall be governed by Section 4.2.

5. Term and Termination.

5.1 Term. The term of his Agreement shall commence on the Effective Date and shall expire, unless sooner terminated as provided in Section 5.2, below, on a country-by-country basis upon the later of: (i) the expiration the last to expire of the Licensed Patents in such country, and (ii) 10 years following first commercial sale of a Marketed Product in such country.

5.2 Termination.

(a) Target and Product Termination. Licensor shall have the right, upon [*] prior written notice to Licensee, to terminate this Agreement with respect to any Selected Target and all Covered Products and Marketed Products related thereto if:

(i) during any consecutive 18 calendar month period during the term hereof, Licensee’s funding of research, development and commercialization activities (when taken together) with respect to the applicable Selected Target is not at least US$250,000.00. Upon receipt of any such notice, Licensee shall have the option to extend the applicable 18 month period for an additional 24 months, exercisable by paying to Licensor US$150,000.00; or

(ii) Licensee does not use Commercially Reasonable Efforts with respect to the development and commercialization of Covered Products and Marketed Products based on such Selected Target. Upon termination of this Agreement with respect to any Selected Target, [*] with respect to such Selected Target. Further, in such event [*] such Selected Target.

(b) By Licensee. In addition, if Licensee determines that it is economically or technically unpractical or disadvantageous for it to continue development or marketing regarding the any Selected Target or Marketed Product, or for any other reason, Licensee may terminate this Agreement with respect to any such Selected Target or Marketed Product at any time upon [*] written notice to Licensor.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) By Licensor. If: (a) with respect to a Marketed Product, Licensee fails to comply with its payment obligations under Section 3.1 or 3.3, and such failure continues for a period of [*] following written notice of non-compliance from Licensor, then Licensor may terminate this Agreement with respect to such product upon [*] written notice to Licensee, unless such non-payment is cured during such period or (b) Licensee alleges in writing that (i) the Covered or Marketed Product is not protected against infringement by a Valid Claim, or (ii) any royalties or other amounts due hereunder are not due or required to be paid to Licensor under this Agreement because some or all of the Licensed Patents needed to make, have made, use, sell, offer for sale, import and otherwise fully exploit are invalid or unenforceable, Licensor shall be entitled to terminate this Agreement upon [*] notice.

5.3 Effect of Termination. Upon termination of this Agreement with respect to any Selected Target and all Covered Products and Marketed Products related thereto: (i) all licenses granted to Licensee to the Selected Target and all Covered Products and Marketed Products related thereto hereunder shall terminate, (ii) Licensee shall have the option to assign its rights in any sub-license of the Licensed Patents (only to the extent related to the rPEG Licensed IP and provided such terms are at least as protective of Licensor as those set forth herein) to Licensor and any such assigned sublicense(s) shall survive termination, and (iii) the terms of the following Sections shall survive: 2.3, 3.2, 3.4, 3.5, 5.3, 6.1, 6.2, 7.3, 8.1, 8.2, 8.3, 8.5 and 9.4. Notwithstanding any termination hereof, in no event will Licensee or any sub-licensee or assignee be precluded from disposing of its inventory or meeting its then existing supply obligations for a period of [*] following termination, provided all royalties due hereunder continue to be paid. For clarity, termination of Licensee’s’ rights with respect to a particular Selected Target or Marketed Product shall not affect Licensee’s license rights with respect to any other Selected Target or Marketed Product hereunder.

5.4 The First Amendment. Except as expressly provided herein or in the Original License, the First Amendment shall terminate upon the effectiveness of this Agreement.

6. Confidentiality and Publications.

6.1 Confidentiality. During the term of this Agreement, each party (a “Disclosing Party”) may provide the other party (a “Receiving Party”) with confidential and/or proprietary materials and information (“Confidential Information”). All materials and information provided by Disclosing Party to Receiving Party and identified at the time of disclosure as “Confidential” or bearing a similar legend, and all other information that the Receiving Party reasonably should understand to be confidential, or proprietary information of the other Party, shall be considered Confidential Information”. Receiving Party shall maintain the confidentiality of the Confidential Information and will not disclose such information to any third party without the prior written consent of Disclosing Party; provided that, Licensee shall have the right to disclose the Know-how and other Confidential Information as reasonably necessary for Licensee (and its sub-licensees) to exercise the rights and license, granted hereunder; including, without limitation, as way be reasonably necessary for purposes of regulatory filings with the FDA and comparable foreign authorities; provided that Receiving Party shall provide the Disclosing Party a copy of proposed disclosure of Confidential Information or Know-how at least [*] prior to stick disclosure, and shall reasonably consider the comments of the Disclosing Party with respect to limiting the disclosure of Confidential Information or Know-how. Receiving Party will only use the Confidential Information

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

internally for the purposes contemplated hereunder (including the exercise of rights and licenses herein). The obligations in this Section shall not apply to any information that: (i) is made generally available to the public without breach of this Agreement, (ii) is developed by the Receiving Party independently from the Confidential Information, (iii) is disclosed to Receiving Party by a third party under no obligation of confidentiality to the Disclosing party or (iv) was in the Receiving Party’s lawful possession prior to the disclosure and was not obtained by the Receiving Party either directly or indirectly from the Disclosing Party. Receiving Party may disclose Confidential Information as required by law or court order; provided that, Receiving Party provides Disclosing Party with prompt written notice thereof and uses its best efforts to limit disclosure. At any time, upon Disclosing Party’s request, Receiving Party shall return to Disclosing Party all Disclosing Party’s Confidential Information in its possession, including, without limitation, all copies and extracts thereof (provided that, Licensee shall have the right to retain Know-how for the purpose of disposing of inventory as contemplated by Section 5.3).

6.2 Publications.

(a) Prior to public disclosure or submission for publication or presentation of a proposed publication describing the results of any scientific or clinical activity relating to a Target comprising an rPEG, a Covered Product, or a Marketed Product, the party proposing to make such disclosure (the “Submitting Party”) shall provide the other party (the “Responding Party”) a copy of the proposed publication. The Responding Party shall have [*] from the date of actual receipt to review the proposed publication or presentation. During such time the Responding Party shall in good faith determine whether: (i) the proposed publication contains patentable subject matter as to which patent protection is likely to be available and which, if issued, would provide the owner or licensee a material benefit in abating competition with respect to the commercialization of a Target comprising an rPEG, a Covered Product, or a Marketed Product, and (ii) the proposed publication contains subject matter for which patent protection should be sought; or (iii) the proposed publication contains Confidential Information of the Responding Party. If, within such [*] period the Responding Party notifies the Submitting Party that the determination to (i) and (ii) or (iii) does not meet the criteria, or if the Responding Party fails to respond to the Submitting Party within such [*] period, then Submitting Party shall be free to submit such proposed publication or presentation for publication and publish or otherwise disclose to the public such scientific or clinical results.

(b) If the Responding Party advises the Submitting Party within the [*] period provided in subsection (a), above, that the criteria of either subsections (a)(i) and (ii) or in subsection (a)(iii), above, have been met, then the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of [*] (or such shorter period mutually agreed by the Parties) to permit preparation and filing of a patent application on the disclosed subject matter. The Submitting Party shall thereafter be free to publish or disclose such information, except that the Submitting Party may not disclose any Confidential Information of the Responding Party unless the Responding Party grants authorization to do so.

7. Representations and Warranties.

7.1 Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that as of the Effective Date Licensor: (i) is the sole owner of all rights, title

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and interest in the rPEG Licensed IP, (ii) has full power and authority to enter into this Agreement and to grant the rights and licenses granted herein, (iii) is not aware of any actual violation, infringement or misappropriation of any third party’s rights (or any claim or potential claim thereof) by any rPEG Licensed IP and has not received any written notice of any alleged violation, infringement or misappropriation thereof, and (iv) is not and will not be) subject to any commitment, obligation, or the like that is inconsistent any provision, of this Agreement.

7.2 Covenants of Licensee. Upon request from Licensor, Licensee shall provide to Licensor [*] written reports describing with reasonable specificity the activities of Licensee with respect to the exercise of its rights under this Agreement including, without limitation, the amounts spent by Licensee with respect to the development and commercialization of each Selected Target, Covered Product and Marketed Product during [*] preceding each such report.

7.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT COVERED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF COVERED PRODUCTS ARE DEVELOPED, WITH’ RESPECT TO SUCH COVERED PRODUCTS, THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. Indemnification.

8.1 Indemnification by Licensee. Licensee will indemnify, defend and hold harmless Licensor, and each of its respective employees, officers, directors and agents (each, a “Licensor Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Licensor Indemnified Patty may be required to pay to one or more third parties resulting from or arising out of:

(a) claims of any nature, including product liability claims arising out of the research, development and manufacture of Covered Products or the research, development, manufacture or commercialization of Marketed Products by, on behalf of, or under the authority of Licensee, its affiliates or sub-licensees (other than by, Licensor, its affiliates or any of their respective employees, officers, directors and agents); and/or

(b) third party claims resulting from any breach by Licensee of any covenant set forth in this Agreement;

except in each case, to the extent caused by: (i) the negligence or willful misconduct of Licensor or any Licensor Indemnified Party or any breach by Licensor of any representation, warranty or covenant set forth herein or (ii) [*] (excluding [*]).

8.2 Indemnification by Licensor. Licensor will indemnify, defend and hold harmless Licensee and its sub-licensees, distributors and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

against any and all Liabilities that the Licensee Indemnified Party may be required to pay to one or more third parties resulting from or arising out of any breach by Licensor of any representation, warranty or covenant set forth in this Agreement or any [*] except to the extent caused by (i) the negligence or willful misconduct of Licensee or any Licensee Indemnified Party, (ii) any breach by Licensee of any covenant set forth herein or (iii) [*].

8.3 Indemnification Procedures. Each party will notify the other in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any party in respect of which indemnity may be sought pursuant to Section 8.1 or 8.2, above, such party (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing within [*] and the Indemnifying Party and Indemnified Party shall Meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party shall have control over the defense and settlement of any such claim’(subject to the terms below) and shall pay the fees and expenses of its counsel related to such proceeding. The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party as required hereunder. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is a party and indemnity has been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

8.4 Insurance. Licensee shall obtain and maintain during the term of this Agreement after the first human dosing with any Covered Product (including in connection with any clinical trials) commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 8.1, with limits of not less than [*] per occurrence and in the aggregate.

8.5 Limitation of Liability. WITHOUT LIMITING A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, AND EXCEPT WITH RESPECT TO EITHER PARTY’S BREACH OF SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT OR TORT, OR ARISING UNDER APPLICABLE LAW OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT. EACH PARTY EXPRESSLY DISCLAIMS SUCH DAMAGES.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9. General Provisions.

9.1 Assignment. This Agreement may not be assigned by a party without the prior written consent of the other party, except in the event of a merger or acquisition or to a successor to substantially all of party’s assets to which this Agreement relates and provided that the assignee agrees in writing to be bound by the provisions hereof.

9.2 Notice. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified US mail, postage prepaid to the address of that party as set forth on the first page of this Agreement or to such other address as, is provided by that party to the other ,upon ten days written notice.

9.3 Waiver and Reformation. No failure to exercise, and no, delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial, exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.4 Dispute Resolution; Choice of Law. The parties shall use all reasonable efforts to resolve any dispute arising hereunder or with respect hereto through direct discussions within [*] of written notice that there is such a dispute. If no amicable settlement is reached as a result of the discussions, the matter shall be finally settled by arbitration conducted expeditiously by a single neutral arbitrator in accordance with the Arbitration Rules and Procedure of the Judicial Arbitration and Mediation Service, Inc. (“JAMS”). The arbitration shall take place in San Francisco, California and the arbitral decision may be enforced in any court. This Agreement shall be governed by and construed pursuant to the laws of the State of California and the United States, without regard to conflicts of laws provisions thereof.

9.5 Amendment. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties.

9.6 Sole Agreement. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and, except for those provisions that expressly survive the termination of the Original License and the First Amendment or that certain Joint Research Agreement between Amunix and Licensee, supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

9.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

[REMAINDER OF THIS PAGE BLANK]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

Licensor AMUNIX OPERATING, INC.		Licensee VERSARTIS, INC.
By:	/s/ Willem Stemmer	By:	/s/ Jeffrey L. Cleland
Name: Willem Stemmer Title: CEO		Name: Jeffrey L. Cleland Title: CEO

Read and approved: AMUNIX, INC.

By:	/s/ Willem Stemmer
Name: Willem Stemmer Title: CEO

[Signature Page to Second Amended and Restated License Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Attachment A

WSGR No	Title	Inventor	Serial No.	Filing Date	Pub Number
[*]